Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 18, 2023

Board of Directors

INGEN DYNAMICS INC.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A (or 1-K) of our reports dated April 7, 2023, with respect to the balance sheets of INGEN DYNAMICS INC. as of December 31, 2022 and 2021 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2022 and 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 18, 2023